Exhibit 99.1

For Release: October 25, 2010

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces Strong 3rd Quarter Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $4.50 million and $12.92 million, or diluted earnings per share of $0.73 and $2.10 for the quarter and nine months ended September 30, 2010, respectively. This compares with net income of $3.71 million and $8.68 million or diluted earnings per share of $0.61 and $1.42 for the same periods in 2009. Merchants previously announced the declaration of a dividend of $0.28 per share, payable November 18, 2010, to shareholders of record as of November 4, 2010. The return on average assets was 1.25% and 1.21% for the quarter and nine months ended September 30, 2010, respectively, compared to 1.07% and 0.85% for the same periods in 2009. The return on average equity was 18.39% and 18.14% for the quarter and nine months ended September 30, 2010, respectively, compared to 17.37% and 13.93% for the same periods in 2009.

“We are continuing the trend from the first half of this year with our strong core earnings this quarter. Absent the net impact of securities transactions and OREO recoveries, net income is up 16% for the third quarter of 2010 compared to last year and 33% compared to the first nine months of 2009,” commented Michael R. Tuttle, Merchants’ President and Chief Executive Officer.

Merchants’ earnings for the third quarter and first nine months of 2010 were positively impacted by security gains and improvements in asset quality. Merchants recognized $596 thousand and $1.73 million in pre-tax security gains, net of impairment losses, during the third quarter and first nine months of 2010, respectively. Merchants recorded a $400 thousand negative provision for credit losses during the third quarter of 2010, and has recorded a $200 thousand provision for credit losses for the first nine months of 2010 compared to $600 thousand for the third quarter of 2009 and $3.50 million for the first nine months of 2009. The negative provision was a result of net recoveries of previously charged off loans during the quarter of $415 thousand combined with a more than 25% reduction in internally classified loans since June 30, 2010. In addition, Merchants’ non-performing loans decreased to $3.44 million at September 30, 2010 from $8.33 million at June 30, 2010 and $14.48 million at December 31, 2009.

“The positive trend in asset quality continued during the third quarter. Total nonperforming assets have been reduced by $11.68 million from December 31, 2009 and are now just 0.38% of total loans. Current trends are very encouraging and our outlook on credit quality remains positive based on recent developments,” stated Mr. Tuttle.

Merchants’ quarterly average loans were $917.68 million, a decrease of $3.16 million over the fourth quarter of 2009, and ending balances were $906.91 million, $11.63 million lower than balances at December 31, 2009. Loan demand in Merchants’ markets remained soft during the first nine months of 2010; many businesses are continuing to pay down term debt and substantially reducing utilization of credit lines. This trend combined with the previously discussed reduction in substandard loans has dampened growth in the loan portfolio this year.

The following table summarizes the components of Merchants’ loan portfolio as of the periods indicated:

(In thousands)	September 30, 2010	June 30, 2010	December 31, 2009
Commercial, financial and agricultural loans	$ 100,638	$ 109,805	$ 113,980
Municipal loans	71,822	31,940	44,753
Real estate loans - residential	428,260	435,070	435,273
Real estate loans - commercial	279,885	279,958	290,737
Real estate loans - construction	17,600	30,864	25,146
Installment loans	7,507	7,387	7,711
All other loans	1,194	795	938
Total loans	$ 906,906	$ 895,819	$ 918,538

Merchants’ investment portfolio totaled $503.33 million at September 30, 2010, an increase of $94.52 million from December 31, 2009 ending balance of $408.81 million. Merchants has taken advantage of favorable pricing during 2010 and captured gains on several of its mortgage-backed securities that appeared to have heightened prepayment risk. Merchants sold bonds during the third quarter of 2010 with a total par value of $13.90 million for a net pre-tax gain of $686 thousand. During the first nine months of 2010, Merchants has sold bonds with a total par value of $43.06 million for a pre-tax gain of $1.90 million. Additionally, Merchants sold two non-agency collateralized mortgage obligations (“CMOs”) and two low yielding Agency CMOs during early October for a total loss of $89 thousand. These bonds were marked down to their fair value as of September 30, 2010 due to Merchants’ intent to sell them in a subsequent period. These selective bond sales will help to better position Merchants’ investment portfolio from a credit and interest rate risk standpoint.

Total deposits ended the quarter at $1.07 billion, an increase of $29.33 million from year end balances of $1.04 billion. Average balances for the third quarter of this year were $1.06 billion, an increase of $21.64 million from fourth quarter 2009 average balances of $1.04 billion. Since the end of 2009 there has been continued migration from time deposit categories, which have decreased $24.46 million, into savings, NOW and money market accounts, which have increased $36.89 million. Time deposits as a percentage of total deposits have decreased from 37.8% at year end 2009 to 34.5% at September 30, 2010. Demand deposits have shown solid growth during 2010, increasing $16.89 million to $136.64 million at September 30, 2010, from $119.74 million at year end.

Merchants’ taxable equivalent net interest income for the third quarter of 2010 was $12.82 million, and was $38.13 million for the first nine months of 2010, compared to $12.79 million for the third quarter of 2009 and $37.55 million for the first nine months of 2009. Merchants’ taxable equivalent net interest margin decreased eleven basis points during the third quarter to 3.70% from 3.81% for the second quarter of the current year, and decreased by seven basis points compared to the third quarter of 2009. The margin for the first nine months of 2010 decreased by six basis points to 3.75% from 3.81% for the same period in 2009.

“Net interest income is under significant pressure in the current environment. The low yields available for reinvestment of cash flows from the investment portfolio dictate that we need to increase the size of our loan book if we are to increase our net interest income. We have added resources to the lending area and are actively working to position ourselves for growth during the fourth quarter and into 2011,” commented Mr. Tuttle.

Total noninterest income increased to $3.03 million and $9.09 million for the third quarter and first nine months of 2010 from $2.60 million and $6.94 million for the same periods in 2009. Excluding net gains (losses) on security sales and other than temporary impairment losses, noninterest income increased to $2.43 million and $7.36 million for the quarter and nine months ended September 30, 2010 compared to $2.34 million and $6.88 million for the same periods last year. Income from Merchants Trust Company division increased to $539 thousand and $1.59 million for the quarter and nine months ended September 30, 2010, compared to $441 thousand and $1.26 million for the same periods last year, a result of a combination of increased sales and better market performance. Revenue related to service charges on deposits decreased to $1.22 million for the third quarter of 2010 compared to $1.49 million for the third quarter of last year, and to $3.85 million for the first nine months of 2010 compared to $4.22 million for the same period last year. These decreases are primarily a result of reduced overdraft service charge revenue. Net overdraft fee revenue for the third quarter of 2010 was $1.00 million and was $3.20 million year to date, compared to $1.25 million for the third quarter of 2009 and $3.51 million for the first nine months of 2009. Reductions in overdraft fee revenue are almost entirely a result of legislative changes that went into effect on August 15, 2010. At this point it is not possible to predict the ultimate impact of the legislative change on future overdraft income. At the same time Other noninterest income increased to $1.08 million from $952 thousand for the third quarter of 2010 compared to 2009, and increased to $3.18 million from $2.88 million for the first nine months of 2010 compared to 2009. This increase is primarily a result of increased net debit card income. The recently enacted Dodd-Frank bill authorizes the Federal Reserve Board to regulate debit card interchange fees; although the changes are aimed at large banks it is possible that all banks will be impacted. It is not possible to predict what impact the changes will have on Merchants debit card revenue.

Total noninterest expense increased to $10.00 million from $9.80 million for the first nine months of 2010 compared to 2009; and decreased to $29.09 million from $29.68 million for the first nine months of 2010 compared to 2009. There were a number of increases and decreases that contributed to this overall decrease. Salaries and wages increased to $4.10 million and $11.70 million for the third quarter and first nine months of 2010 compared to $3.68 million and $10.30 million for the same periods in 2009. Merchants has added staff in its corporate banking and trust areas during 2010. Additionally, Merchants’ strong results for the first nine months of 2010 compared to 2009 have led to a higher incentive accrual for 2010. Merchants’ FDIC insurance expense for 2010 is lower than 2009 as a result of the $630 thousand special assessment recorded during the second quarter of 2009. Additionally, Merchants booked expense recoveries and gains during 2010 related to sales of OREO properties leading to a negative year to date expense of $299 thousand compared to an expense of $305 thousand for the first nine months of 2009. During 2009, Other noninterest expenses were negatively impacted by prepayment penalties on FHLB debt totaling $280 thousand for the third quarter of 2009 and $584 thousand for the first nine months of 2009.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer; and Janet P. Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Wednesday, October 27, 2010. Interested parties may participate in the conference call by dialing (800) 230-1085; the title of the call is Earnings Release for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Wednesday, November 3, 2010. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 143118.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release may constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this release, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	09/30/10	12/31/09	09/30/09	12/31/08
Balance Sheets - Period End
Total assets	$ 1,482,295	$ 1,435,248	$ 1,405,994	$ 1,341,210
Loans	906,906	918,538	929,236	847,127
Allowance for loan losses ("ALL")	10,090	10,976	11,177	8,894
Net loans	896,816	907,562	918,059	838,233
Securities available for sale	502,467	407,652	353,842	429,872
Securities held to maturity	865	1,159	1,306	1,737
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,523
Interest earning cash and other short-term investments	7,239	47,714	70,282	5,130
Other assets	66,278	62,531	53,875	57,715
Deposits	1,072,649	1,043,319	1,030,802	930,797
Securities sold under agreement to repurchase and other short-term debt	175,133	179,718	122,421	124,408
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,158	31,215	68,698	118,643
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	29,236	15,365	19,069	13,046
Shareholders' equity	99,500	91,012	90,385	79,697
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,437,090	$ 1,412,900	$ 1,394,457	$ 1,320,845
Loans	917,682	920,846	922,704	825,395
Allowance for loan losses	10,461	11,510	10,958	8,596
Net loans	907,221	909,336	911,746	816,799
Securities available for sale and FHLB stock	424,116	371,059	367,979	436,712
Securities held to maturity	920	1,224	1,374	2,187
Interest earning cash and other short-term investments	29,933	63,553	53,576	2,420
Other assets	74,900	67,728	59,782	62,727
Deposits	1,059,591	1,037,955	1,026,527	946,534
Securities sold under agreement to repurchase and other short-term debt	160,738	148,282	115,447	96,736
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,165	46,097	79,107	117,996
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,061	14,999	13,209	9,845
Shareholders' equity	97,916	90,948	85,548	75,115
Interest earning assets	1,372,651	1,356,682	1,345,633	1,266,714
Interest bearing liabilities	1,190,679	1,180,087	1,179,117	1,110,612
Ratios and Supplemental Information - Period End
Book value per share	$ 17.00	$ 15.65	$ 15.55	$ 13.89
Book value per share (1)	$ 16.11	$ 14.82	$ 14.74	$ 13.15
Tier I leverage ratio	8.13%	7.67%	7.41%	7.42%
Tangible capital ratio (2)	6.71%	6.34%	6.43%	5.94%
Period end common shares outstanding (1)	6,174,524	6,141,823	6,131,175	6,061,182
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 3,437	$ 14,481	$ 10,584	$ 11,643
Nonperforming assets ("NPAs")	$ 3,457	$ 15,136	$ 11,386	$ 12,445
NPLs as a percent of total loans	0.38%	1.58%	1.14%	1.37%
NPAs as a percent of total assets	0.23%	1.05%	0.81%	0.93%
ALL as a percent of NPLs	294%	76%	106%	76%
ALL as a percent of total loans	1.11%	1.19%	1.20%	1.05%

(1)

This book value and period end common shares outstanding includes 321,776; 326,453; 320,371 and 323,754 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	2010	2009
Balance Sheets - Year to-Date Averages
Total assets	$ 1,422,259	$ 1,364,154
Loans	914,828	895,090
Allowance for loan losses	10,586	10,066
Net loans	904,242	885,024
Securities available for sale and FHLB stock	420,339	392,069
Securities held to maturity	1,009	1,516
Interest earning cash and other short-term investments	24,099	27,421
Other assets	72,570	58,124
Deposits	1,044,308	992,261
Securities sold under agreement to repurchase and other short-term debt	164,571	104,313
Securities sold under agreement to repurchase, long-term	54,000	54,000
Other long-term debt	31,190	96,340
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	12,654	13,502
Shareholders' equity	94,917	83,119
Interest earning assets	1,360,275	1,316,096
Interest bearing liabilities	1,189,199	1,156,444

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months ended September 30,
	2010	2009	2010	2009
Operating Results
Interest income
Interest and fees on loans	$ 11,584	$ 12,079	$ 34,675	$ 35,791
Interest and dividends on investments	3,585	4,500	11,183	14,536
Total interest and dividend income	15,169	16,579	45,858	50,327
Interest expense
Deposits	1,352	2,235	4,338	7,751
Short-term borrowings	374	201	1,164	333
Long-term debt	1,013	1,447	3,020	4,831
Total interest expense	2,739	3,883	8,522	12,915
Net interest income	12,430	12,696	37,336	37,412
(Credit) provision for credit losses	(400)	600	200	3,500
Net interest income after provision for credit losses	12,830	12,096	37,136	33,912
Noninterest income
Trust Company income	539	441	1,590	1,255
Service charges on deposits	1,219	1,490	3,853	4,217
Gain (loss) on investment securities, net	685	261	1,897	56
Other-than-temporary impairment losses on securities	(89)	--	(169)	--
Equity in losses of real estate limited partnerships, net	(408)	(542)	(1,263)	(1,466)
Other noninterest income	1,079	952	3,182	2,875
Total noninterest income	3,025	2,602	9,090	6,937
Noninterest expense
Salaries and wages	4,097	3,675	11,704	10,300
Employee benefits	1,047	1,091	3,420	3,685
Occupancy and equipment expenses	1,661	1,587	4,892	4,789
Legal and professional fees	596	553	1,851	1,899
Marketing expenses	332	363	1,013	1,142
State franchise taxes	298	266	872	866
FDIC Insurance	345	393	1,065	1,649
Other real estate owned	91	87	(299)	305
Other noninterest expense	1,536	1,788	4,572	5,045
Total noninterest expense	10,003	9,803	29,090	29,680
Income before provision for income taxes	5,852	4,895	17,136	11,169
Provision for income taxes	1,350	1,181	4,219	2,486
Net income	$ 4,502	$ 3,714	$ 12,917	$ 8,683
Ratios and Supplemental Information
Weighted average common shares outstanding	6,172,479	6,120,199	6,162,049	6,094,398
Weighted average diluted shares outstanding	6,176,434	6,121,585	6,163,535	6,096,370
Basic earnings per common share	$ 0.73	$ 0.61	$ 2.10	$ 1.42
Diluted earnings per common share	$ 0.73	$ 0.61	$ 2.10	$ 1.42
Return on average assets	1.25%	1.07%	1.21%	0.85%
Return on average shareholders' equity	18.39%	17.37%	18.14%	13.93%
Net interest rate spread	3.58%	3.61%	3.63%	3.64%
Net interest margin	3.70%	3.77%	3.75%	3.81%
Net recoveries (charge-offs) to Average Loans	0.05%	0.01%	(0.14%)	(0.10%)
Net recoveries (charge-offs)	$ 415	$ 95	$ (1,282)	$ (884)
Efficiency ratio (1)	61.42%	58.51%	60.73%	59.70%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of September 30, 2010, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.00 million.